EXHIBIT 99.D

                             MASTER LEASE AGREEMENT


         MASTER LEASE AGREEMENT NO. 8712ILG331, dated as of October 10, 1987 between American Finance Group, Inc. a Massachusetts corporation having a principal place of business and address for purposes of notice hereunder at Exchange Place, Boston, Massachusetts, 02109, Attention: Manager, Lease Financing Group, as Lessor, and American National Can Company, a Delaware corporation having a principal place of business and address for purposes of notice hereunder at 8101 Higgins Road, Chicago, IL 60631, Attention: Treasurer, as Lessee.

1.       MASTER LEASE.

         This Master Lease Agreement sets forth the terms and conditions that govern the lease by Lessor to Lessee of items of Equipment specified on Rental Schedules executed and delivered by the parties from time to time. Each Rental
Schedule incorporates by reference this Master Lease Agreement and specifies the Lease Term, the amount of Basic Rent, the Payment Dates on which Basic Rent is due, and such other information and provisions as Lessor and Lessee may agree. Each Rental Schedule constitutes a separate and independent lease.

2.       LEASE TERM, LESSEE'S RIGHT TO QUIET ENJOYMENT.

         Each Rental Schedule is for a non-cancellable Lease Term commencing on the date of acceptance of the Equipment for lease and ending on the Expiration Date specified on such Rental Schedule. Lessee cannot, for any reason, terminate the Rental Schedule or suspend payment or performance of any of its obligations thereunder. Subject to there being no Event of Default under the Rental Schedule, Lessee will have quiet possession and use of the Equipment throughout the Lease Term, and Lessor shall defend and protect such quiet possession and use against all persons claiming by, through or under Lessor.

3.       BASIC RENT. NET LEASE. LESSEE'S INDEMNITY. NO WARRANTIES BY LESSOR.

         Basic Rent is payable in the amount specified on the Rental Schedule. All payments of Basic Rent shall be made to lessor in good funds on the Payment Dates specified in the Rental Schedule. Basic Rent is net of , and Lessee agrees to pay, and will indemnify and hold Lessor and any assignee of Lessor harmless from and against, all costs (including, without limitation, maintenance, repair and insurance costs), claims (including claims of product liability or strict liability in tort), losses or liabilities relating to the Equipment or its use that are incurred by or asserted against Lessee, any permitted sublease of Lessee, Lessor or any assignee of Lessor and arising out of matters occurring prior to the return of the Equipment, except such cost, claims, losses, or liabilities resulting from the misconduct or negligence of Lessor. Lessee agrees to defend all claims through counsel acceptable to Lessor. The Rental Schedule is a triple net lease. Lessee's obligations are not subject to defense, counterclaim, set -off, abatement or recoupment, and Lessee waives all rights to terminate or surrender the Rental Schedule, for any reason, including, without limitation, defect in the Equipment or nonperformance by Lessor, PROVIDED, HOWEVER, that Lessee specifically retains the right to seek recourse against Lessor by way of separate action either at law or in equity in the event of nonperformance by Lessor under the Rental Schedule and this Master Lease Agreement as incorporated therein by reference. LESSOR HEREBY

DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Lessor will assign to Lessee all manufacturer or vendor warranties and will cooperate with Lessee in asserting any claims under such warranties.

4. USE AND LOCATION OF EQUIPMENT, MAINTENANCE AND REPAIRS, NO LIENS, NO ASSIGNMENT BY LESSEE. LESSEE'S RIGHT TO SUBLEASE.

         The Equipment is to be used exclusively by Lessee in the conduct of its business, only for the purposes for which it was designed and in compliance with all applicable laws, rules and regulations. Lessee will obtain and maintain all necessary licenses, permits and approvals. The Equipment may be removed from the location specified on the Rental Schedule only upon written notice to Lessor given within 30 days following such relocation, and in no event may the Equipment be moved to a location outside the continental United States. Lessee will effect all maintenance and repairs necessary to keep the Equipment in good and efficient operating condition and appearance, reasonable wear and tear excepted. All maintenance and repairs will be made in accordance with the manufacturer or by persons of equal skill and knowledge whose work will not adversely affect any applicable manufacturer's or vendor's warranty. Lessee will keep the Equipment and its interest therein free and clear of all liens and encumbrances other than those created by Lessor or arising out of claims against Lessor and not related to the Lease of the Equipment to Lessee. The Rental Schedule may not be assigned by Lessee without prior written approval of Lessor, which approval shall not be unreasonably withheld. Lessee may sublease the Equipment only upon prior written notice to Lessor, in which notice Lessee represents and warrants to Lessor that such sublease is for a term not longer than the related Lease Term, is not made to a tax-exempt entity or governmental agency, is specifically made subject to the prior rights of Lessor and its assignees under the Rental Schedule, does not create any obligation on the part of Lessor in favor of such sublease and does not relieve Lessee of any of its obligations under the Rental Schedule including, without limitation, Lessee's obligations with respect to (a) the payment of Basic Rent and other sums due or to become due. (B) use and maintenance of the Equipment and (c) provisions for the return of the Equipment at the expiration of the Lease Term.

5.       LOSS, DAMAGE OR DESTRUCTION OF EQUIPMENT.

         Lessee will bear all risk of loss with respect to the Equipment during the lease Term and until the Equipment is returned to Lessor. Lessee will notify Lessor promptly in writing if any item of Equipment is lost, stolen, requisitioned by a governmental authority or damaged beyond repair (each a "Casualty"), describing the Casualty in reasonable detail, and will promptly file a claim under appropriate policies of insurance. Lessee may, with the prior written consent of Lessor, replace the Equipment suffering a Casualty with similar items of at least equal value and utility. If Lessee does not replace the Equipment, Lessee will pay to lessor on the next Payment Date following the Casualty, in addition to Basic Rent and other sums due on that date, an amount equal to the greater of the Casualty Value specified on the Rental Schedule or the fair market value of such Equipment. The Rental Schedule, solely as it relates to the Equipment suffering the Casualty, will terminate and ownership of the Equipment suffering the Casualty, including all claims for insurance proceeds or condemnation awards, will pass to Lessee upon receipt of such payment by Lessor. The fair market value of the

Equipment will be determined by agreement of Lessee and Lessor, or, if the parties cannot agree, by an Independent equipment appraiser of nationally recognized standing, selected by Lessor and reasonably acceptable to Lessee. The cost of appraisal will be shared equally by Lessee and Lessor.

6.       TAXES AND FEES.

         Lessee agrees to prepare and file all required returns or reports and to pay all sales, gross receipts, personal property and other taxes (including highway use and vehicle excise taxes, where applicable), fees, interest , fines or penalties imposed by any governmental authority relating in any way to the Equipment, including any documentary, stamp or recordation taxes assessed in connection with the financing of Lessor's purchase of the Equipment and accepting only taxes imposed upon the income of Lessor. Notwithstanding the foregoing, Lessor will report and pay all use taxes and Lessee will pay to Lessor, on each Basic Rent Payment Date, as additional rent, an amount equal to the use taxes attributable to that payment of Basic Rent. If any item of Equipment is located in a taxing jurisdiction that does not allow Lessee to report and pay personal property taxes directly. Lessee will prepare and appropriate tax return to be delivered, together with funds equal to the taxes Lessee claims are due on such return, to Lessor not less than ten (10) days prior to the date such taxes are due.

7.       INSURANCE.

         Lessee agrees to maintain policies of insurance on the Equipment in amounts, against risks and on terms and conditions applicable to other equipment owned or leased by Lessee and similar to the Equipment. Such insurance will at a minimum include (I) physical damage and theft insurance in an amount at least equal to the greater of the Casualty Value set forth on the Rental Schedule or the fair market value of the Equipment and (II) comprehensive liability insurance in the amount of at least $5,000,000 per occurrence, in each case with deductibles not in excess of $500,000. All policies (A) are to be maintained with insurers reasonably acceptable to Lessor; (B) are to name Lessor and its assignees as loss payees jointly with Lessee with respect to physical damage and theft and as additional insureds with respect to liability, as their interests may appear; and (C) are to provide that they may not be altered or canceled except upon thirty days prior written notice to Lessor and each of Lessor's assignees named as additional insured and loss payee. Lessee agrees to deliver to Lessor such certificates and insurance as Lessor may, from time to time request. Lessor may hold any insurance proceeds paid separately and covering only the Equipment suffering casualty as security for Lessee's performance of its obligations with respect to the Equipment on behalf of which the proceeds were paid and the payment of all Basic Rent and other sums then due and unpaid under the Rental Schedule and will pay such proceeds over to Lessee only upon receipt of satisfactory evidence thereof. Lessee may self-insure in accordance with self-insurance practices in Lessee's industry and followed by Lessee with respect to other similar items of equipment owned or leased by Lessee.

8.       FINANCIAL STATEMENTS.  INSPECTION REPORTS

         Lessee will provide to Lessor copies of Lessee's annual audited balance sheet, profit and loss statement and statement of changes in financial condition, and, if generally available to lessee's Lenders, quarterly unaudited balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles, consistently applied. If Lessee's obligations are guaranteed by another party, then Lessee will also provide similar financial information with respect to the Guarantor. Lessor may from time to time, {illegible} reasonable notice and during Lessee's normal business hours, inspect the Equipment and Lessee's records with respect thereto and discuss Lessee's financial condition with knowledgeable representatives of Lessee. Lessee will, if requested, provide a report on the condition of the Equipment, a summary of all items suffering a Casualty, a certificate of no default or such other information or evidence of compliance with Lessee's obligations under the Rental Schedule as Lessor may reasonably request.

9. AGREEMENT FOR LEASE ONLY, IDENTIFICATION MARKS, FINANCING STATEMENTS, FURTHER ASSURANCES.

         Each Rental Schedule is intended to be a true lease and not a lease in the nature of a security agreement. Lessee will affix to the Equipment all notices of Lessor's ownership of the Equipment furnished by lessor. Lessee will execute and deliver and lessor may file Uniform Commercial Code financing statements or other similar documents notifying the public of Lessor's ownership of the Equipment and Lessee hereby appoints Lessor as its agent and attorney-in-fact to execute and file the same on its behalf. ___ Lessee agrees to promptly execute and deliver to Lessor such further documents or other reassurances, and to take such further action as Lessor may from time to time reasonably request in order to establish and protect the rights and remedies created by the Rental Schedule.

10.      LATE PAYMENT CHARGES. LESSOR'S RIGHT TO PERFORM FOR LESSEE.

         A Late Payment Charge equal to (A) the greater of 2% per annum above the debt rate charged to lessor in connection with the financing of its purchase of the Equipment or 2% per annum above the prime or base lending rate of The First National Bank of Boston, as announced from time to time, or (B) if less, the highest rate not prohibited by law, will accrue on any sum not paid when due for each day not paid. If Lessee fails to duly and promptly pay or perform any of its obligations hereunder, Lessor may itself pay or perform such obligation for the account of lessee without thereby waiving any default and lessee will pay to Lessor, on demand and in addition to Basic Rent, an amount equal to all sums so paid or expenses so incurred, plus a Late Payment Charge accruing from the date such sums were paid or expenses incurred by Lessor.

11.      LESSEE'S OPTIONS UPON LEASE EXPIRATION.

         Lessee has the option at the expiration of the Lease Term, exercisable with respect to all, but not less than all, items of Equipment leased pursuant to Rental Schedules, (i) to return the Equipment to Lessor, (ii) to renew the Rental Schedule at fair rental value for a Renewal Term the length of which shall be determined by agreement of Lessee and Lessor or (iii) to purchase the Equipment for cash at its then fair market value. Lessee agrees to provide Lessor written notice of its decision to return or purchase the Equipment or renew the Rental Schedule not less than 90 days prior to the Expiration date. If Lessee fails to give Lessor 90 days written notice, the Lease Term may, at Lessor's option, be extended and continue until 90 days from the date Lessor receives written notice of Lessee's decision to return or purchase the Equipment or renew the Rental Schedule. Fair market value, fair rental value and useful life will equal the amount obtainable in an arm's-length transaction between an informed and willing buyer, under no compulsion to buy, and an informed and willing seller, under no compulsion to sell, as determined by agreement of Lessor and Lessee, or if the parties cannot agree, by the independent equipment appraiser selected by Lessor and reasonably acceptable to Lessee. The cost of an appraisal will be shared equally by Lessor and Lessee. At the expiration of the Lease Term or any extension or renewal thereof, Lessee will, at expiration of the Lease Term or any extension or renewal thereof, Lessee will, at its expense, assemble, pack, and, if appropriate, crate the Equipment, all in accordance with manufacturer's recommendations, if any, and deliver it by common carrier, freight and insurance prepaid, to a place to be designated by Lessor within the Continental United States. All packaging will include, to the extent available, related maintenance logs, operating manuals, and other related materials and will be clearly marked so s to identify the contents thereof. The Equipment will be returned in good operating condition and appearance, reasonable wear and tear excepted, and, in the case of aircraft, computers or telecommunications equipment, eligible for manufacturer's maintenance, if available, free of all Lessee's markings and free of all liens and encumbrances other than those created by lessor or arising out of claims against lessor and not related to the lease of the Equipment to Lessee. Lessor may, but it not required to, inspect the Equipment prior to its return. If, upon Inspection, Lessor determines that the condition of any item of Equipment does not conform to the minimum requirements, Lessor will promptly notify Lessee of such determination, specifying the repairs or refurbishment needed to place the Equipment in the minimum acceptable condition. Lessor may, at its option, either require Lessee to effect such repairs or itself affect such repairs. Lessor may reinspect the Equipment and require further repairs as often as necessary until the Equipment is placed in acceptable condition. In either case, all costs of repair and refurbishment will be paid by Lessee. The Rental Schedule shall continue in full force and effect and lessee shall continue to pay Basic Rent through and including the date on which the Equipment is accepted for return by Lessee, provided that Lessor has given Lessee reasonable advance notification with respect to the ship-to location.

12.      LESSEE'S REPRESENTATIONS AND WARRANTIES.

         Lessee represents, warrants and certifies as of the date of execution and delivery of each Rental Schedule as follows:

         (a) Lessee is duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power to enter into and to pay and perform its obligations under the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, and is duly qualified and in good standing in all other jurisdictions where its failure to so qualify would adversely affect the conduct of its business or the performance of its obligations under or the enforceability of the Rental Schedule;

         (b) the Rental Schedule, this Master Lease Agreement and all related documents have been duly authorized, executed and delivered by Lessee, are enforceable against Lessee in accordance with their terms and do not and will not contravene any provisions of or constitute a default under Lessee's organizational documents or its By Laws, any agreement to which it is a party or by which it or its property is bound, or any law regulation or order of any governmental authority;

         (c) Lessor's right, title and interest in and to the Rental Schedule, this Master Lease Agreement and the Equipment and the rentals therefrom will not be affected or impaired by the terms of any agreement or instrument by which Lessee or its property is bound;

         (d) no approval of, or filing with, any governmental authority or other person is required in connection with Lessee's entering into or the payment or performance of its obligations under the Rental Schedule or this Master Lease Agreement as incorporated therein by reference;

         (e) there are no suits or proceedings pending or, to the best of the Lessee's knowledge, threatened before any court or governmental agency against or affecting Lessee which, if decided adversely to Lessee,, would materially adversely affect Lessee's business or financial condition or its ability to perform any of its obligations under the Rental Schedule or this Master Lease Agreement as incorporated therein by reference; and

         (f) there has been no material adverse change to Lessee's financial condition since the date of its most recent audited financial statement.

13.      EVENTS OF DEFAULT. LESSOR'S REMEDIES ON DEFAULT.

         Each of the following events constitutes an Event of Default:

                  (a) default in the payment of any amount when due under the Rental Schedule continuing for a period of ten days;

                  (b) default in the observance or performance of any other covenant, condition or agreement to be observed or performed by Lessee under the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, continuing for more than 30 days after written notice thereof, unless Lessee shall be diligently proceeding to cure such default and such default does not subject the Equipment to forfeiture, in which event, Lessee shall have 60 days from the date of notice in which to cure such default;

                  (c) any representation or warranty made by Lessee herein or in the Rental Schedule or this Master Lease Agreement as incorporated therein by reference or in any document or certificate furnished in connection herewith shall at any time prove to have been incorrect when made;

                  (d) any attempt by Lessee, without Lessor's prior written consent, to assign the Rental Schedule, to make any unauthorized sublease of the Equipment or to transfer possession of the Equipment;

                  (e) Lessee or, if Lessee's obligation are guaranteed by any other party, any Guarantor (A) ceases doing business as a going concern; (B) makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they mature or generally fails to pay its debts as they become due; (C) initiates any voluntary bankruptcy or insolvency proceeding; (D) fails to obtain the discharge of any bankruptcy or insolvency proceeding initiated against it by others within 60 days of the date such proceedings were initiated; (E) requests or consents to the appointment of a trustee or receiver; or (F) a trustee or receiver is appointed for Lessee or any Guarantor or for a substantial part of Lessee's or any Guarantor's property; or

                  (f) Lessee shall not return the Equipment or shall not return the Equipment in the required condition at the expiration of the Rental Schedule or any extension or renewal thereof.

Upon the occurrence of an Event of Default, Lessor may, without notice to Lessee, declare the applicable Rental Schedule in default and may exercise any of the following remedies:


         I. at Lessor's option, and in its sole discretion either, subject to its obligation to mitigate damages in accordance with applicable law:

                  (a) declare all Basic Rent and other sums due or to become due under the Rental Schedule immediately due and payable, and sue to enforce the payment thereof; or

                  (b) receive from Lessee (and sue to enforce the payment thereof), as liquidated damages for loss of the bargain and not as a penalty, and in addition to all accrued and unpaid Basic Rent and other sums due under the Rental Schedule, an amount equal to the greater of (A) the Casualty Value set forth in the Rental Schedule calculated after the last payment of the Basic Rent actually received by Lessor or (B) the fair market value of the Equipment as of the date of default determined by an appraiser selected by Lessor, plus, in either case, interest thereon at the Late Payment Charge rate from the date of default until the date of payment, and , after receipt in good funds of the funds described above, Lessor will, if it has not already done so, terminate the Rental Schedule and, at its option, either pay over to Lessees as, when and if received, any net proceeds (after all costs and expenses) from any disposition of the Equipment, or convey to Lessee all of its right, title and interest in and to the Equipment, as is , where is and with all faults, without recourse and without warranty except warranty of good and marketable title; and


          II. notwithstanding that Lessor has elected either option in subsection I. above, Lessor may

                  (a) proceed by appropriate court action either at law or in the equity to enforce performance by Lessee of the covenants and terms of the Rental Schedule and to recover damages for the breach thereof; and

                  (b) terminate the Rental Schedule by written notice to Lessee, whereupon all right of Lessee to use the Equipment will immediately cease and Lessee will forthwith return the Equipment to Lessor in accordance with the provisions hereof; and

                  (c) repossess in a peaceable and lawful manner the Equipment and without notice to Lessee, dispose of it by private or public, cash or credit sale or by lease to a different lessee, in all events free and clear of any rights of Lessee, and for this purpose Lessee hereby grants Lessor and its agents the right to enter upon the premises in a peaceable and lawful manner where the Equipment is located and to remove the Equipment therefrom and Lessee agrees not to interfere with the peaceful repossession of the Equipment; and

                  (d) recover from Lessee all costs and expenses arising out of Lessee's default, including, without limitation, expenses of repossession, storage, appraisal, repair, reconditioning and disposition of the Equipment and reasonable attorneys' fees and expenses.

Lessor's remedies are cumulative and not exclusive, and are in addition to all remedies at law or in equity. No failure by Lessor to declare a default shall constitute a waiver of such default or restrict Lessor's ability to declare a default at a later date.

14.      ASSIGNMENT BY LESSOR

         Lessor may at any time and from time to time sell, transfer or grant liens on the Equipment, and assign, as collateral security or otherwise, its rights in the Rental Schedule and this Master Lease Agreement as incorporated therein by reference, in each case subject and subordinate to Lessee's rights thereunder, without notice to or consent by lessee. Lessee acknowledges that Lessor may assign the Rental Schedule to a Lender in connection with the financing of its purchase of the Equipment and agrees, in the event of such assignment, to execute and deliver a Rent Assignment Letter acknowledging that the Lender has (and may exercise either in its own name or in the name of Lessor) all of the rights, privileges and remedies, but none of the obligations, of Lessor under the Rental Schedule; waiving for the benefit of the Lender (but not Lessor) any defense, counterclaim, set-off, abatement, reduction or recoupment that Lessee may have against Lessor; and agreeing to make all payments of Basic rent and other sums due under the Rental Schedule to the Lender or as the Lender may direct. Lessee also agrees to deliver insurance certificates and such other documents as Lessor may reasonably request for the benefit of Lender in connection with the collateral assignment of the Rental Schedule.

15.      NOTICE GOVERNING LAW. EXECUTION IN COUNTERPARTS.

         All notices required hereunder shall be effective upon receipt in writing delivered by hand or by other receipt-acknowledged method of delivery at the address first above written. This Master Lease Agreement and the Rental Schedule shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Master Lease Agreement and the Rental Schedule may be executed in multiple counterparts all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Lessor and Lessee have caused this Master Lease Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

AMERICAN FINANCE GROUP, INC.              AMERICAN NATIONAL CAN COMPANY


By: /s/ [illegible]                       By: /s/ [illegible]
    ----------------------------             ----------------------------

Title:  VICE PRESIDENT                    Title:
       -------------------------                -------------------------

   RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NO. A-61 (THE "RENTAL SCHEDULE")

                          DATED AS OF OCTOBER 14, 1994

          TO MASTER LEASE AGREEMENT NO. 87121LG331 (THE "MASTER LEASE")
                          DATED AS OF DECEMBER 10, 1987

LESSOR                              LESSEE

AMERICAN FINANCE GROUP              AMERICAN NATIONAL CAN COMPANY
SUCCESSOR - IN - INTEREST - TO      8770 WEST BRYN MAWR AVENUE
AMERICAN FINANCE GROUP, INC.        CHICAGO, IL  60631
EXCHANGE PLACE
BOSTON, MA 02109

1.       LEASE TERM, PAYMENT DATES.

         This Rental Schedule between Lessor and Lessee incorporates by reference the terms and conditions of the Master Lease. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor those items of Equipment described on the attached Schedule B, for an Interim Term commencing on the date of acceptance of each piece of equipment for lease set forth on the attached Schedule B and ending on the last day prior to the Primary Term, and for a Primary Term commencing on the Primary Start Date and continuing through the Lease Expiration Date as set forth on the attached Schedule A.

2.       BASIC RENT.

         Interim Term Basic Rent is computed by multiplying the Total Equipment Cost by the Per Diem Lease Rate set forth on the attached Schedule A and multiplying the product by the number of days in the Interim Term. Primary Term Basic Rent is computed by multiplying the Total Equipment Cost by the Periodic Lease Rate set forth on the attached Schedule A.

3. SPECIAL MAINTENANCE AND RETURN CONDITIONS. In furtherance, and not in limitation of, the use, maintenance and return conditions for the Equipment set forth in sections 4 and 11 of the Master Lease, Lessee hereby agrees to return the Equipment to Lessor in accordance with all of the terms and conditions of the Master Lease and in compliance with the following special return conditions:

         (1) Equipment shall be clean, in good appearance and washed prior to return. All original Equipment and components thereof, or the substantial equivalent thereof, shall be intact and in efficient working condition free of physical damage and mechanical problems, reasonable wear and tear excepted. The seats shall not be damaged or torn, heaters, air conditioners and all other accessories shall work properly and all interior and exterior lights shall be in proper working condition. The Equipment shall be in compliance with all federal laws and regulations then applicable to such equipment.

         (2)      Brakes shall have at least 50% remaining wear.

         (3) Cooling, hydraulic and lubrication systems shall not be contaminated or leaking between systems (i.e., no oil in water and no water in oil).

         (4) The tractor shall pull its rated load without excess oil leakage or blow-by as determined by Lessor's inspector. Dynamometer and monometer test or

               RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NO. A-61
                                    PAGE TWO

other acceptable engine and drive train analysis recommended by component manufacturer shall indicate not less than 75% of manufacturer's rated specifications.

         (5)      There shall be no broken glass.

         (6) All decals, numbers and customer identification shall be removed from Equipment at Lessor's request. If removal is by Lessor or Lessor's agent, Lessee shall pay any reasonable costs associated therewith.

         (7) Sheet metal and paint damage shall not exceed $250 in total. Paint shall be original or equivalent.

         (8) Any accessions, additions or accessories added subsequent to commencement of the Rental Schedule and returned with the Equipment shall become the property of the Lessor.

         (9) Upon return, each unit shall be accompanied by or conform to the following:

                  a.    Meet ICC requirements;
                  b.    A valid state inspection certificate for 120 days;
                  c.    Proof of payment of Ad Valoram tax, when required;
                  d.    Highway use tax receipts/2290 Federal Use Tax Forms;
                  e.    A copy of vehicle maintenance records;
                  f.    License plates and registration compliances.

         If any of the above conditions are not met, the Lessee has the option of repairing the Equipment at his own expense, or if repairs are performed by Lessor or Lessor's agent, Lessee shall pay any costs associated therewith. Equipment must be maintained by the Lessee pursuant to this Agreement, and all written requirements as to the repair and maintenance practices issued by the vendor or manufacturer of the item. The Lessee shall make all additions, modification and improvements to each item required by applicable law, ordinance or regulation. The Lessee shall replace all parts of the item that become worn out, lost, stolen, destroyed, damaged beyond repair or otherwise rendered permanently unfit for use with replacement parts each of which shall be in at least as good condition as the part being replaced (assuming the replaced part to have been maintained to the standards required by this Lessee), be free of liens except those permitted by the Lessor and immediately become the property of the Lessor. The Lessor shall not be required in any way to maintain, repair or rebuild any item of Equipment and Lessee expressly waives the right to perform any such actions at the expense of the Lessor pursuant to any law at any time in effect.

         Lessee shall make any additions, modifications or improvements to any item that are not readily removable without causing material damage to the item unless such addition, modification or improvement constitutes an improvement which the Lessee may finance pursuant to the provisions of Revenue Procedure 79-48 or any successor revenue procedure, revenue ruling or law. All nonseverable improvements shall become the owner's property upon being installed and shall be free of liens except those permitted by the Lessor and immediately become the property of the Lessor. All additions, modifications and improvements to an item that can be readily removed without causing material damage to, or materially impairing the commercial value or utility of, such item shall remain the Lessee's property and, so long as no event of

               RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NO. A-61
                                   PAGE THREE

default has occurred and is continuing, may (and if requested by the Lessor, shall) be removed by the Lessee at its sole expense before the item is surrendered to the Lessor in accordance with this agreement. The Lessee shall repair all damage to any item resulting from such installation or removal so as to restore such item to the condition in which it existed prior to the installation of such addition or improvement (ordinary wear and tear excepted). The Lessee hereby grants to the Lessor security interest in all Lessee-owned additions, modifications and improvements to an item to secure the Lessee's obligations to pay rent and perform all of its other covenants contained in the Master Lease. The Lessor shall not have any obligation to pay for or to reimburse the Lessee for any additions, modifications or improvements permitted by this section, whether or not it becomes the owners property.

4.       ACCEPTANCE CERTIFICATE

         Lessee hereby represents, warrants and certifies (a) that the Equipment described herein has been delivered to and inspected and found satisfactory by Lessee and is accepted for lease by Lessee under this Rental Schedule and the Master Lease as incorporated herein by reference, as of the Acceptance Date set forth above; (b) all items of Equipment are new and unused as of the Acceptance Date, except as otherwise specified above; (c ) the representations and warranties of Lessee set forth in the Master Lease are true and correct as of the date hereof.

5.       ENTIRE AGREEMENT, MODIFICAITON AND WAIVERS, EXECUTION IN COUNTERPARTS.

         This Rental Schedule and the Master Lease constitute the entire agreement between Lessee and Lessor with respect to the leasing of the Equipment. Capitalized terms not defined herein shall have the meanings assigned to them in the Master Lease. To the extent any of the terms and conditions set forth in this Rental Schedule conflict with or are inconsistent with the Master Lease, this Rental Schedule shall govern and control. No amendment, modification or waiver of this Rental Schedule or the Master Lease will be effective unless evidenced by a writing signed by the party to be charged. This Rental Schedule may be executed in counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused this Rental Schedule and Acceptance Certificate to be executed and delivered by their duly authorized representatives as of the date first above written.

AMERICAN FINANCE GROUP                      AMERICAN NATIONAL CAN COMOANY
SUCCESSOR - IN - INTEREST TO                         LESSEE
AMERICAN FINANCE GROUP, INC.
LESSOR

BY: /s/ GAIL OFGART                         BY: /s/ ILLEGIBLE
   ------------------------                    ---------------------------------
TITLE:   MANAGER                            TITLE:   DIRECTOR - FINANCE
      ---------------------                       ------------------------------

         COUNTERPART NO. 1 OF 3 SERIALLY NUMBERED MANUALLY EXECUTED COUNTERPARTS. TO THE EXTENT IF ANY THAT THIS DOCUMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE, NO SECURITY UNTEREST MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY CONTERPART OTHER THAN COUNTERPART NO. 1.

                                                               11/03/94 11:29:49

                             AMERICAN FINANCE GROUP

                     SCHEDULE A - RENTAL SCHEDULE ECONOMICS

LESSEE:      AMERICAN NATIONAL CAN COMPANY

LESSOR:      AMERICAN FINANCE  COMPANY

RENTAL SCHEDULE:                   A-61

LEASE TERMS (MONTHS):                      72

PRIMARY START DATE:                 1/01/1995

LEASE EXPIRATION DATE:             12/31/2000

PAYMENT FREQUENCY:                  QUARTERLY

ADVANCE/ARREARS:                      ARREARS

LEASE RATE:                        .049040000

PER DIEM LEASE RATE:               .000544889

PERIODIC RENT:                      $7,912.11

NUMBER OF PAYMENTS:                        24

TOTAL INTERIM RENT:                 $4,483.53

PAYMENT COMMENCEMENT DATE:           4/1/1995

TOTAL EQUIPMENT COST:             $161,340.00

DOCUMENTATIONS FEE:
                             ----------------

/s/ DMB    LESSEE INITIALS

/s/ GDO   LESSOR INITIALS

LLR411D-01                                             11/03/94 11:29:51  PAGE 1

                             AMERICAN FINANCE GROUP

                        SCHEDULE B EQUIPMENT DESCRIPTION

             RENTAL SCHEDULE AND ACCEPTANCE CERTIFICATE NUMER: A-61



LESSEE:  AMERICAN NATIONAL CAN COMPANY           LESSOR:  AMERICAN FINANCE GROUP

                                                                                Acceptance
Equipment Cost   Serial Number     Year Manufacturer  Model    Type             Date
--------------------------------------------------------------------------------------------


        161,340.00  4000-96555-1193   TRACKMOBILE      4000TN   SHUTTLE CARS      11/11/1994
-----------------
        161,340.00  Total for location E CHARLES ST       MARION      IN  46952

-----------------
-----------------
        161,340.00  Total Equipment Cost

                             AMERICAN FIANACE GROUP
                              AMERICAN NATIONAL CAN

           Schedule C - Casualty Value Table for Rental Schedule A-61
                   (Stated as a Percentage of Equipment Cost)

  AFTER
PRIMARY
  TERM                                            CASUALTY
PAYMENT NO.                                         VALUE
-----------                                    ------------------
Prior to 1                                           120.00
         1                                           118.54
         2                                           117.01
         3                                           115.42
         4                                           113.75
         5                                           112.00
         6                                           110.18
         7                                           108.28
         8                                           106.29
         9                                           104.21
         10                                          102.04
         11                                           99.78
         12                                           97.41
         13                                           94.95
         14                                           92.37
         15                                           89.68
         16                                           86.88
         17                                           83.96
         18                                           80.91
         19                                           77.72
         20                                           74.41
         21                                           70.94
         22                                           67.34
         23                                           63.58
         24                                           60.00